As filed with the Securities and Exchange Commission on January 12, 2022.
Registration Nos. 2-99356
811-04367

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Form N-1A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 391	☒
and/or
REGISTRATION STATEMENT
UNDER
THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 395	☒
(Check Appropriate Box or Boxes)

COLUMBIA FUNDS SERIES TRUST I
(Exact Name of Registrant as Specified in Charter)

290 Congress Street, Boston, Massachusetts 02210
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Daniel J. Beckman c/o Columbia Management Investment Advisers, LLC 290 Congress Street Boston, Massachusetts 02210	Ryan C. Larrenaga, Esq. c/o Columbia Management Investment Advisers, LLC 290 Congress Street Boston, Massachusetts 02210
(Name and Address of Agents for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).
This Post-Effective Amendment relates to Multi-Manager Alternative Strategies Fund.
EXPLANATORY NOTE
This Post-Effective Amendment No. 391 to the Registration Statement on Form N-1A (File No. 2-99356) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding exhibits to such Registration Statement. Accordingly, this Post-Effective Amendment No. 391 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 391 does not change the form of any prospectus or Statement of Additional Information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 391 shall become effective upon filing with the SEC.

PART C. OTHER INFORMATION
Item 28. Exhibits
Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(a)(1)	Second Amended and Restated Agreement and Declaration of Trust, effective August 10, 2005	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #40 on Form N-1A	(a)(1)	9/16/2005
(a)(2)	Amendment No. 1 to Second Amended and Restated Agreement and Declaration of Trust, effective September 19, 2005	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #40 on Form N-1A	(a)(2)	9/16/2005
(a)(3)	Amendment No. 2 to Second Amended and Restated Agreement and Declaration of Trust, effective December 13, 2017	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #313 on Form N-1A	(a)(3)	1/16/2018
(a)(4)	Amendment No. 3 to Second Amended and Restated Agreement and Declaration of Trust, effective March 7, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #318 on Form N-1A	(a)(4)	3/29/2018
(a)(5)	Amendment No. 4 to Second Amended and Restated Agreement and Declaration of Trust, effective December 13, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #342 on Form N-1A	(a)(5)	12/21/2018
(a)(6)	Amendment No. 5 to Second Amended and Restated Agreement and Declaration of Trust, effective June 12, 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #351 on Form N-1A	(a)(6)	6/21/2019
(a)(7)	Amendment No. 6 to Second Amended and Restated Agreement and Declaration of Trust, effective December 11, 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #369 on Form N-1A	(a)(7)	12/20/2019
(a)(8)	Amendment No. 7 to Second Amended and Restated Agreement and Declaration of Trust, effective October 9, 2020	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #383 on Form N-1A	(a)(8)	12/23/2020
(a)(9)	Amendment No. 8 to Second Amended and Restated Agreement and Declaration of Trust, effective July 19, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #386 on Form N-1A	(a)(9)	7/28/2021
(b)	By-Laws as amended November 2020	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #383 on Form N-1A	(b)	12/23/2020
(c)	Not Applicable.
(d)(1)	Amended and Restated Management Agreement, as of April 25, 2016, between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #257 on Form N-1A	(d)(1)	4/27/2016
(d)(1)(i)	Schedule A and Schedule B, effective June 15, 2021, to the Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, the Registrant, and Columbia Funds Variable Insurance Trust	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #386 on Form N-1A	(d)(1)(i)	7/28/2021
(d)(2)	Amended and Restated Management Agreement, as of October 25, 2016, between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant	Incorporated by Reference	Columbia Funds Variable Insurance Trust	033-14954	Post-Effective Amendment #68 on Form N-1A	(d)(2)	10/31/2016

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(2)(i)	Schedule A and Schedule B, as of August 7, 2019, to the Management Agreement between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant, as of October 25, 2016	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #357 on Form N-1A	(d)(2)(i)	9/3/2019
(d)(3)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC, dated March 7, 2012	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #196 on Form N-1A	(d)(3)	5/30/2014
(d)(3)(ii)	Amendment No. 1, dated August 18, 2016 to the Subadvisory Agreement dated March 7, 2012, between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC on behalf of Multi-Manager Directional Alternative Strategies Fund	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #276 on Form N-1A	(d)(3)(ii)	9/30/2016
(d)(3)(iii)	Amended and Restated Subadvisory Agreement, dated December 13, 2018, between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC, on behalf of Multi-Manager Alternative Strategies Fund	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #351 on Form N-1A	(d)(3)(iii)	6/21/2019
(d)(3)(iv)	Amendment No. 1, as of June 12, 2019, to the Amended and Restated Subadvisory Agreement between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC, dated December 13, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #360 on Form N-1A	(d)(3)(iv)	9/24/2019
(d)(3)(v)	Addendum, dated June 12, 2019, to the Amended and Restated Subadvisory Agreement dated December 13, 2018, between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC with respect to CMSAF2 Offshore Fund, Ltd	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #360 on Form N-1A	(d)(3)(vi)	9/24/2019
(d)(4)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and PGIM, Inc., the asset management arm of Prudential Financial, dated March 9, 2016	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #259 on Form N-1A	(d)(6)	5/16/2016
(d)(4)(i)	Amendment No. 1, dated June 29, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and PGIM, Inc., the asset management arm of Prudential Financial, dated March 9, 2016	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #338 on Form N-1A	(d)(6)(i)	11/27/2018
(d)(4)(ii)	Amendment No. 2, dated December 11, 2019, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and PGIM, Inc., the asset management arm of Prudential Financial, dated March 9, 2016	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #369 on Form N-1A	(d)(4)(ii)	12/20/2019

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(5)	Amendment No. 1, dated January 24, 2014, and Subadvisory Agreement between Columbia Management Investment Advisers, LLC and TCW Investment Management Company LLC, dated February 6, 2013	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #196 on Form N-1A	(d)(5)	5/30/2014
(d)(5)(i)	Amendment No. 2, dated January 25, 2017, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and TCW Investment Management Company LLC, dated February 6, 2013	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #293 on Form N-1A	(d)(7)	3/29/2017
(d)(5)(ii)	Amendment No. 3, dated November 1, 2019 to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and TCW Investment Management Company LLC, dated February 6, 2013	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #369 on Form N-1A	(d)(5)	12/20/2019
(d)(5)(iii)	Addendum – Authorization to Enter Into Over-The-Counter And/Or Exchange Traded Derivatives between Columbia Management Investment Advisers, LLC and TCW Investment Management Company LLC, dated March 7, 2012	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #196 on Form N-1A	(d)(7)(1)	5/30/2014
(d)(6)	Subadvisory Agreement among Columbia Management Investment Advisers, LLC and Threadneedle International Limited, dated March 5, 2014	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #236 on Form N-1A	(d)(10)	8/26/2015
(d)(6)(i)	Amendment No. 1, dated December 19, 2014, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #236 on Form N-1A	(d)(10)(i)	8/26/2015
(d)(6)(ii)	Amendment No. 2, dated March 4, 2015, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #236 on Form N-1A	(d)(10)(ii)	8/26/2015
(d)(6)(iii)	Amendment No. 3, dated June 10, 2015, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #236 on Form N-1A	(d)(10)(iii)	8/26/2015
(d)(6)(iv)	Amendment No. 4, dated August 17, 2016, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #323 on Form N-1A	(d)(8)(iv)	4/26/2018
(d)(6)(v)	Amendment No. 5, dated March 7, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #376 on Form N-1A	(d)(6)(v)	7/28/2020

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(6)(vi)	Amendment No.8, dated June 17, 2020, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #387 on Form N-1A	(d)(6)(vi)	8/26/2021
(d)(6)(vii)	Addendum, dated December 19, 2014, to the Subadvisory Agreement, dated March 5, 2014, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, pertaining to CMSAF1 Offshore Fund Ltd. (formerly known as CAAF Offshore Fund Ltd.), a subsidiary of Columbia Multi Strategy Alternatives Fund (formerly known as Columbia Alternative Beta Fund and Columbia Adaptive Alternatives Fund)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #236 on Form N-1A	(d)(10)(vii)	8/26/2015
(d)(7)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Water Island Capital, LLC dated March 7, 2012	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #196 on Form N-1A	(d)(9)	5/30/2014
(d)(7)(i)	Amendment No. 1, dated November 7, 2019, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Water Island Capital, LLC, dated March 7, 2012	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #369 on Form N-1A	(d)(7)	12/20/2019
(d)(8)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Conestoga Capital Advisors, LLC, dated June 11, 2014	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #205 on Form N-1A	(d)(11)	8/28/2014
(d)(8)(i)	Amendment No. 1, dated June 1, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Conestoga Capital Advisors, LLC, dated June 11, 2014	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #338 on Form N-1A	(d)(11)(i)	11/27/2018
(d)(8)(ii)	Amendment No. 2, dated December 11, 2019, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Conestoga Capital Advisors, LLC, dated June 11, 2014	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #369 on Form N-1A	(d)(8)(ii)	12/20/2019
(d)(9)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Loomis, Sayles and Company, L.P., dated December 4, 2013	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #196 on Form N-1A	(d)(12)	5/30/2014
(d)(9)(i)	Amendment No.1, dated March 9, 2016, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Loomis, Sayles and Company, L.P., dated December 4, 2013	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #256 on Form N-1A	(d)(14)(i)	4/11/2016
(d)(9)(ii)	Amendment No. 2, dated December 11, 2019, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Loomis, Sayles and Company, L.P., dated December 4, 2013 and amended March 9, 2016	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #369 on Form N-1A	(d)(9)(ii)	12/20/2019

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(9)(iii)	Amendment No.3, dated March 11, 2020, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Loomis, Sayles and Company, L.P., dated December 4, 2013 and amended March 9, 2016 and December 11, 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #374 on Form N-1A	(d)(9)(iii)	4/27/2020
(d)(10)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Boston Partners Global Investors Inc., on behalf of Multi-Manager Directional Alternative Strategies Fund, dated August 18, 2016	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #276 on Form N-1A	(d)(15)	9/30/2016
(d)(10)(i)	Amendment No. 1, dated June 26, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Boston Partners Global Investors Inc., on behalf of Multi-Manager Directional Alternative Strategies Fund, dated August 18, 2016	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #338 on Form N-1A	(d)(14)(i)	11/27/2018
(d)(11)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Allspring Global Investments, LLC (formerly known as Wells Capital Management Incorporated), on behalf of Multi-Manager Directional Alternative Strategies Fund dated June 15, 2021, as amended November 1, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #389 on Form N-1A	(d)(12)	11/23/2021
(d)(12)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Los Angeles Capital Management LLC, on behalf of Multi-Manager Growth Strategies Fund, dated January 25, 2017	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #288 on Form N-1A	(d)(16)	2/7/2017
(d)(12)(i)	Amendment No. 1, dated May 31, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Los Angeles Capital Management LLC, on behalf of Multi-Manager Growth Strategies Fund, dated January 25, 2017	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #338 on Form N-1A	(d)(16)(i)	11/27/2018
(d)(12)(ii)	Amendment No. 2, dated December 11, 2019, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Los Angeles Capital Management LLC, on behalf of Multi-Manager Growth Strategies Fund, dated January 25, 2017	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #369 on Form N-1A	(d)(13)(ii)	12/20/2019
(d)(13)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Manulife Asset Management (US) LLC, on behalf of Multi-Manager Alternative Strategies Fund, effective August 16, 2017	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #304 on Form N-1A	(d)(17)	9/13/2017

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(14)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Arrowstreet Capital, Limited Partnership, on behalf of Multi-Manager International Equity Strategies Fund, dated March 7, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #324 on Form N-1A	(d)(18)	5/4/2018
(d)(15)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Baillie Gifford Overseas Limited, on behalf of Multi-Manager International Equity Strategies Fund, effective March 7, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #324 on Form N-1A	(d)(19)	5/4/2018
(d)(15)(i)	Amendment No. 1, dated March 11, 2020, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Baillie Gifford Overseas Limited, on behalf of Multi-Manager International Equity Strategies Fund, effective May 14, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #374 on Form N-1A	(d)(16)(i)	4/27/2020
(d)(16)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Causeway Capital Management LLC, on behalf of Multi-Manager International Equity Strategies Fund, effective March 7, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #324 on Form N-1A	(d)(20)	5/4/2018
(d)(17)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and AlphaSimplex Group, LLC, on behalf of Multi-Manager Alternative Strategies Fund, effective March 7, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #327 on Form N-1A	(d)(21)	5/23/2018
(d)(17)(i)	Addendum to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and AlphaSimplex Group, LLC, on behalf of Multi-Manager Alternative Strategies Fund, effective March 7, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #327 on Form N-1A	(d)(21)(i)	5/23/2018
(d)(18)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Voya Investment Management Co. LLC, on behalf of Multi-Manager Total Return Bond Strategies Fund, dated October 24, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #339 on Form N-1A	(d)(22)	12/6/2018
(d)(19)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and J.P. Morgan Investment Management Inc., on behalf of Multi-Manager Small Cap Equity Strategies Fund, dated December 13, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #341 on Form N-1A	(d)(23)	12/19/2018
(d)(20)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Hotchkis and Wiley Capital Management, LLC, on behalf of Multi-Manager Small Cap Equity Strategies Fund, dated December 13, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #344 on Form N-1A	(d)(22)	2/13/2019

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(20)(i)	Amendment No. 1 dated December 16, 2020, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Hotchkis and Wiley Capital Management, LLC, on behalf of Multi-Manager Small Cap Equity Strategies Fund, dated December 13, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #384 on Form N-1A	(d)(21)(i)	2/25/2021
(d)(21)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and PGIM Quantitative Solutions LLC (formerly known as QMA LLC), on behalf of Columbia Multi Strategy Alternatives Fund, dated June 12, 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #360 on Form N-1A	(d)(22)	9/24/2019
(d)(21)(i)	Addendum to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and PGIM Quantitative Solutions LLC, on behalf of Columbia Multi Strategy Alternatives Fund, dated June 12, 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #360 on Form N-1A	(d)(22)(i)	9/24/2019
(d)(22)	Subadvisory Agreement dated September 16, 2021, between Columbia Management Investment Advisers, LLC and Crabel Capital Management, LLC, on behalf of Multi-Manager Alternative Strategies Fund	Filed Herewith	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #391 on Form N-1A	(d)(22)	1/12/2022
(d)(22)(i)	Addendum, dated September 16, 2021, to the Subadvisory Agreement dated September 16, 2021, between Columbia Management Investment Advisers, LLC and Crabel Capital Management, LLC with respect to ASMF Offshore Fund, Ltd	Filed Herewith	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #391 on Form N-1A	(d)(22)(i)	1/12/2022
(d)(23)	Management Agreement between Columbia Management Investment Advisers, LLC and CMSAF1 Offshore Fund Ltd., a subsidiary of Columbia Multi Strategy Alternatives Fund (formerly Columbia Alternative Beta Fund), effective July 15, 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #360 on Form N-1A	(d)(23)	9/24/2019
(d)(24)	Management Agreement between Columbia Management Investment Advisers, LLC and CMSAF2 Offshore Fund Ltd., a subsidiary of Columbia Multi Strategy Alternatives Fund, effective July 3, 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #360 on Form N-1A	(d)(24)	9/24/2019
(d)(25)	Management Agreement between Columbia Management Investment Advisers, LLC and CMSAF3 Offshore Fund Ltd., a subsidiary of Columbia Multi Strategy Alternatives Fund, effective July 3, 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #360 on Form N-1A	(d)(25)	9/24/2019

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(26)	Management Agreement between Columbia Management Investment Advisers, LLC and ASGM Offshore Fund, Ltd., a subsidiary of Multi-Manager Alternative Strategies Fund, effective January 1, 2016	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #248 on Form N-1A	(d)(22)	12/22/2015
(d)(27)	Management Agreement between Columbia Management Investment Advisers, LLC and ASMF Offshore Fund, Ltd., a subsidiary of Multi-Manager Alternative Strategies Fund, effective January 1, 2016	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #248 on Form N-1A	(d)(23)	12/22/2015
(e)(1)	Distribution Agreement by and between the Registrant, Columbia Funds Series Trust, Columbia Funds Series Trust II and Columbia Management Investment Distributors, Inc., dated June 15, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #386 on Form N-1A	(e)(1)	7/28/2021
(e)(1)(i)	Schedule I, effective December 7, 2021, and Schedule II as of September 7, 2010 to Distribution Agreement by and between the Registrant, Columbia Funds Series Trust, Columbia Funds Series Trust II and Columbia Management Investment Distributors, Inc., dated June 15, 2021	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment #227 on Form N-1A	(e)(1)(i)	12/7/2021
(e)(2)	Form of Mutual Fund Sales Agreement	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment #196 on Form N-1A	(e)(2)	6/27/2019
(f)	Deferred Compensation Plan adopted as of December 31, 2020	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #384 on Form N-1A	(f)	2/25/2021
(g)(1)	Second Amended and Restated Master Global Custody Agreement between certain Funds and JP Morgan Chase Bank, N.A., dated March 7, 2011	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #124 on Form N-1A	(g)(2)	4/29/2011
(g)(2)	Addendum to Master Global Custody Agreement (related to Multi-Manager Alternative Strategies Fund, Multi-Manager Total Return Bond Strategies Fund, Multi-Manager Small Cap Equity Strategies Fund and Multi-Manager Growth Strategies Fund), dated March 9, 2012 and Addendum to Master Global Custody Agreement (related to Columbia Adaptive Risk Allocation Fund), dated June 11, 2012	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #196 on Form N-1A	(g)(2)	5/30/2014
(g)(3)	Addendum to Master Global Custody Agreement (related to Columbia Multi Strategy Alternatives Fund), dated January 15, 2015	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #221 on Form N-1A	(g)(3)	2/27/2015
(g)(4)	Addendum to Master Global Custody Agreement (related to Columbia U.S. Social Bond Fund), dated March 18, 2015	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #223 on Form N-1A	(g)(4)	3/24/2015

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(g)(5)	Side letter (related to the China Connect Service on behalf of Columbia Emerging Markets Fund and Columbia Greater China Fund), dated March 6, 2018, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #318 on Form N-1A	(g)(5)	3/29/2018
(g)(6)	Addendum to Master Global Custody Agreement (related to Multi-Manager Directional Alternative Strategies Fund)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #276 on Form N-1A	(g)(6)	9/30/2016
(g)(7)	Addendum to Master Global Custody Agreement (related to Columbia Adaptive Retirement 2020 Fund, Columbia Adaptive Retirement 2030 Fund, Columbia Adaptive Retirement 2040 Fund, Columbia Adaptive Retirement 2050 Fund, Columbia Adaptive Retirement 2060 Fund, Columbia Solutions Aggressive Portfolio and Columbia Solutions Conservative Portfolio)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #308 on Form N-1A	(g)(7)	10/20/2017
(g)(8)	Addendum to Master Global Custody Agreement (related to Columbia Adaptive Retirement 2025 Fund, Columbia Adaptive Retirement 2035 Fund, Columbia Adaptive Retirement 2045 Fund and Columbia Adaptive Retirement 2055 Fund)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #318 on Form N-1A	(g)(8)	3/29/2018
(g)(9)	Addendum to Master Global Custody Agreement (related to Multi-Manager International Equity Strategies Fund)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #324 on Form N-1A	(g)(9)	5/4/2018
(g)(10)	Addendum to Master Global Custody Agreement (related to Overseas SMA Completion Portfolio)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #364 on Form N-1A	(g)(10)	9/3/2019
(g)(11)	Addendum to Master Global Custody Agreement (related to Multisector Bond SMA Completion Portfolio)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #364 on Form N-1A	(g)(11)	10/25/2019
(g)(12)	Addendum, effective April 1, 2016, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #297 on Form N-1A	(g)(7)	5/30/2017
(h)(1)	Transfer and Dividend Disbursing Agent Agreement by and between Columbia Management Investment Services Corp., Columbia Funds Series Trust, Columbia Funds Series Trust II and the Registrant, dated June 15, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #386 on Form N-1A	(h)(1)	7/28/2021
(h)(1)(i)	Schedule A, effective December 7, 2021 and Schedule B, effective July 1, 2021, to the Transfer and Dividend Disbursing Agent Agreement by and between Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II, dated June 15, 2021	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment #227 on Form N-1A	(h)(1)(i)	12/7/2021

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(h)(2)	Form of Indemnification Agreement	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #46 on Form N-1A	(h)(6)	3/24/2006
(h)(3)	Fee Waiver and Expense Cap Agreement, effective June 15, 2021, between Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust, Columbia Funds Series Trust II, Columbia Funds Variable Insurance Trust and Columbia Funds Variable Series Trust II	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #386 on Form N-1A	(h)(3)	7/28/2021
(h)(3)(i)	Schedule A, as of December 7, 2021, to the Fee Waiver and Expense Cap Agreement, effective June 15, 2021, between Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust, Columbia Funds Series Trust II, Columbia Funds Variable Insurance Trust and Columbia Funds Variable Series Trust II	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment #227 on Form N-1A	(h)(2)(i)	12/7/2021
(h)(4)	Agreement and Plan of Reorganization, dated October 9, 2012	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #175 on Form N-1A	(h)(8)	5/30/2013
(h)(5)	Agreement and Plan of Reorganization, dated December 20, 2010	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #15 on Form N-1A	(h)(9)	4/29/2011
(h)(6)	Agreement and Plan of Reorganization, dated December 17, 2015	Incorporated by Reference	Columbia Funds Series Trust	333-208706	Registration Statement on Form N-14	(4)	12/22/2015
(h)(7)	Agreement and Plan of Reorganization, dated February 20, 2020	Incorporated by Reference	Columbia Funds Series Trust II	333-236646	Registration Statement on Form N-14	(4)	2/26/2020
(h)(8)	Agreement and Plan of Reorganization, dated October 5, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #390 on Form N-1A	(h)(8)	12/22/2021
(h)(9)	Amended and Restated Credit Agreement, as of October 28, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #389 on Form N-1A	(h)(8)	11/23/2021
(h)(10)	Master Inter-Fund Lending Agreement, dated May 1, 2018	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment #179 on Form N-1A	(h)(11)	5/25/2018
(h)(10)(i)	Schedule A and Schedule B, effective December 7, 2021, to the Master Inter-Fund Lending Agreement dated May 1, 2018	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment #227 on Form N-1A	(h)(9)(i)	12/7/2021
(i)(1)	Opinion of Counsel of Ropes & Gray LLP	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #40 on Form N-1A	(i)	9/16/2005

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(i)(2)	Opinion of Counsel of Ropes & Gray LLP	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #68 on Form N-1A	(i)(2)	1/16/2008
(i)(3)	Opinion of Counsel of Ropes & Gray LLP	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #81 on Form N-1A	(i)(3)	11/25/2008
(i)(4)	Opinion of Counsel of Ropes & Gray LLP	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #95 on Form N-1A	(i)(4)	11/20/2009
(i)(5)	Opinion of Counsel of Ropes & Gray LLP	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #143 on Form N-1A	(i)(5)	3/14/2012
(i)(6)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Adaptive Risk Allocation Fund	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #153 on Form N-1A	(i)(6)	6/15/2012
(i)(7)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Multi Strategy Alternatives Fund	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #219 on Form N-1A	(i)(8)	1/27/2015
(i)(8)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Multi-Asset Income Fund and Columbia U.S. Social Bond Fund	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #223 on Form N-1A	(i)(9)	3/24/2015
(i)(9)	Opinion of Counsel of Ropes & Gray LLP, with respect to Multi-Manager Directional Alternative Strategies Fund	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #276 on Form N-1A	(i)(10)	9/30/2016
(i)(10)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Adaptive Retirement 2020 Fund, Columbia Adaptive Retirement 2030 Fund, Columbia Adaptive Retirement 2040 Fund, Columbia Adaptive Retirement 2050 Fund, Columbia Adaptive Retirement 2060 Fund, Columbia Solutions Aggressive Portfolio and Columbia Solutions Conservative Portfolio	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #308 on Form N-1A	(i)(11)	10/20/2017
(i)(11)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Adaptive Retirement 2025 Fund, Columbia Adaptive Retirement 2035 Fund, Columbia Adaptive Retirement 2045 Fund and Columbia Adaptive Retirement 2055 Fund	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #313 on Form N-1A	(i)(12)	1/16/2018
(i)(12)	Opinion of Counsel of Ropes & Gray LLP, with respect to Multi-Manager International Equity Strategies Fund	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #324 on Form N-1A	(i)(13)	5/4/2018
(i)(13)	Opinion of Counsel of Ropes & Gray LLP, with respect to Overseas SMA Completion Portfolio	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #357 on Form N-1A	(i)(13)	9/3/2019
(i)(14)	Opinion of Counsel of Ropes & Gray LLP, with respect to Multisector Bond SMA Completion Portfolio	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #364 on Form N-1A	(i)(14)	10/25/2019
(j)(1)	Consent of Morningstar, Inc.	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #21 on Form N-1A	11(b)	8/30/1996

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(j)(2)	Consent of PricewaterhouseCoopers LLP: Not Applicable
(k)	Omitted Financial Statements: Not Applicable.
(l)	Initial Capital Agreement: Not Applicable.
(m)(1)	Amended and Restated Distribution Plan, as of June 15, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #387 on Form N-1A	(m)(1)	8/26/2021
(m)(2)	Amended and Restated Shareholder Servicing Plan, as of June 15, 2021, for certain Fund share classes of the Registrant	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #386 on Form N-1A	(m)(2)	7/28/2021
(m)(3)	Amended and Restated Shareholder Services Plan, as of July 10, 2020, for Registrant’s Class V (formerly known as Class T)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #376 on Form N-1A	(m)(3)	7/28/2020
(m)(4)	Shareholder Servicing Plan Implementation Agreement, amended and restated as of June 14, 2017, for Registrant’s Class V (formerly known as Class T) shares between the Registrant and Columbia Management Investment Distributors, Inc	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #299 on Form N-1A	(m)(4)	7/28/2017
(m)(4)(i)	Restated Schedule I, effective June 15, 2021, to Shareholder Servicing Plan Implementation Agreement for Registrant’s Class V (formerly known as Class T) shares between the Registrant and Columbia Management Investment Distributors, Inc	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #386 on Form N-1A	(m)(4)(i)	7/28/2021
(m)(5)	Shareholder Servicing Plan Implementation Agreement between Registrant and Columbia Management Investment Distributors, Inc.	Incorporated by Reference	Columbia Funds Series Trust	333-89661	Post-Effective Amendment #82 on Form N-1A	(m)(4)	5/28/2010
(m)(5)(i)	Restated Schedule I, dated June 15, 2021, to Shareholder Servicing Plan Implementation Agreement, between the Registrant, Columbia Funds Series Trust and Columbia Management Investment Distributors, Inc.	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #386 on Form N-1A	(m)(5)(i)	7/28/2021
(n)	Rule 18f – 3 Multi-Class Plan, amended and restated as of June 17, 2020	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #376 on Form N-1A	(n)	7/28/2020
(o)	Reserved
(p)(1)	Code of Ethics of Columbia Atlantic Board Funds adopted under Rule 17j-1, effective March 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #349 on Form N-1A	(p)(1)	4/25/2019
(p)(2)	Columbia Threadneedle Investments Global Personal Account Dealing and Code of Ethics, effective December 2020	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #384 on Form N-1A	(p)(2)	2/25/2021

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(p)(3)	Code of Ethics of AQR Capital Management, LLC (a subadviser of Columbia Multi Strategy Alternatives Fund, Multi-Manager Alternative Strategies Fund and Multi-Manager Directional Alternative Strategies Fund), effective September 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #389 on Form N-1A	(p)(3)	11/23/2021
(p)(4)	Code of Ethics of Prudential Financial (for PGIM, Inc., a subadviser of Multi-Manager Total Return Bond Strategies Fund), dated August 29, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #338 on Form N-1A	(p)(6)(i)	11/27/2018
(p)(4)(i)	Code of Ethics of Prudential Financial, dated January 17, 2020	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #376 on Form N-1A	(p)(4)(i)	7/28/2020
(p)(4)(ii)	Personal Securities Trading Standards of Prudential Financial (for PGIM, Inc., a subadviser of Multi-Manager Total Return Bond Strategies Fund), dated July 28, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #389 on Form N-1A	(p)(4)(ii)	11/23/2021
(p)(4)(iii)	U.S. Information Barrier Standards of Prudential Financial, dated January 17, 2020	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #376 on Form N-1A	(p)(4)(iii)	7/28/2020
(p)(5)	Code of Ethics of TCW Investment Management Company LLC (a subadviser of Multi-Manager Alternative Strategies Fund and Multi-Manager Total Return Bond Strategies Fund), dated September 30, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #389 on Form N-1A	(p)(5)	11/23/2021
(p)(6)	Code of Ethics of Water Island Capital, LLC (a subadviser of Multi-Manager Alternative Strategies Fund), effective June 7, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #387 on Form N-1A	(p)(6)	8/26/2021
(p)(7)	Code of Ethics of Conestoga Capital Advisors, LLC (a subadviser of Multi-Manager Small Cap Equity Strategies Fund), dated June 30, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #387 on Form N-1A	(p)(7)	8/26/2021
(p)(8)	Code of Ethics of Loomis, Sayles and Company, L.P. (a subadviser of Multi-Manager Growth Strategies Fund and Multi-Manager Total Return Bond Strategies Fund), effective January 14, 2000, as amended December 16, 2020	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(p)(12)	4/1/2021
(p)(9)	Code of Ethics of Boston Partners Global Investors Inc. (a subadviser of Multi-Manager Directional Alternative Strategies Fund), effective May 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #387 on Form N-1A	(p)(10)	8/26/2021
(p)(10)	Code of Ethics of Allspring Global Investments, LLC (a subadviser of Multi-Manager Directional Alternative Strategies Fund)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #389 on Form N-1A	(p)(11)	11/23/2021
(p)(11)	Code of Ethics of Los Angeles Capital Management LLC (a subadviser of Multi-Manager Growth Strategies Fund), effective June 24, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #387 on Form N-1A	(p)(12)	8/26/2021

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(p)(12)	Code of Ethics of Manulife Asset Management (US) LLC (a subadviser of Multi-Manager Alternative Strategies Fund), effective January 20, 2020	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #380 on Form N-1A	(p)(13)	9/25/2020
(p)(13)	Code of Ethics of Arrowstreet Capital, Limited Partnership (a subadviser of Multi-Manager International Equity Strategies Fund), effective April 1, 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #356 on Form N-1A	(p)(14)	8/27/2019
(p)(14)	Code of Ethics of Baillie Gifford Overseas Limited (a subadviser of Multi-Manager International Equity Strategies Fund), effective August 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #389 on Form N-1A	(p)(15)	11/23/2021
(p)(15)	Code of Ethics of Causeway Capital Management LLC (a subadviser of Multi-Manager International Equity Strategies Fund), effective June 30, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #387 on Form N-1A	(p)(16)	8/26/2021
(p)(16)	Code of Ethics of AlphaSimplex Group, LLC (a subadviser of Multi-Manager Alternative Strategies Fund)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #327 on Form N-1A	(p)(20)	5/23/2018
(p)(17)	Code of Ethics of Voya Investment Management Co. LLC (a subadviser of Multi-Manager Total Return Bond Strategies Fund), effective October 12, 2020	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #385 on Form N-1A	(p)(18)	4/26/2021
(p)(18)	Code of Ethics of J.P. Morgan Investment Management Inc. (a subadviser of Multi-Manager Small Cap Equity Strategies Fund), effective February 1, 2005, last revised December 18, 2020	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #76 on Form N-1A	(p)(10)	4/1/2021
(p)(19)	Code of Ethics of Hotchkis and Wiley Capital Management, LLC (a subadviser of Multi-Manager Small Cap Equity Strategies Fund), as of September 1, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #389 on Form N-1A	(p)(20)	11/23/2021
(p)(20)	Code of Ethics of PGIM Quantitative Solutions LLC, (a subadviser of Columbia Multi Strategy Alternatives Fund), effective August 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #374 on Form N-1A	(p)(21)	4/27/2020
(p)(21)	Code of Ethics of Crabel Capital Management, LLC, (a subadviser of Multi-Manager Alternative Strategies Fund), effective April 2019	Filed Herewith	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #391 on Form N-1A	(p)(21)	1/12/2022
(q)(1)	Trustees’ Power of Attorney, dated January 1, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #384 on Form N-1A	(q)(1)	2/25/2021
(q)(2)	Trustee’s Power of Attorney for Daniel J. Beckman, dated November 22, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #390 on Form N-1A	(q)(2)	12/22/2021
(q)(3)	Power of Attorney for Daniel J. Beckman, dated June 16, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #386 on Form N-1A	(q)(2)	7/28/2021
(q)(4)	Power of Attorney for Michael G. Clarke, dated February 1, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #384 on Form N-1A	(q)(3)	2/25/2021

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(q)(5)	Power of Attorney for Joseph Beranek, dated January 3, 2020	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #371 on Form N-1A	(q)(4)	1/10/2020
Item 29. Persons Controlled by or Under Common Control with the Registrant
Columbia Management Investment Advisers, LLC (the investment manager or Columbia Management), as sponsor of the Columbia funds, may make initial capital investments in Columbia funds (seed accounts). Columbia Management also serves as investment manager of certain Columbia funds-of-funds that invest primarily in shares of affiliated funds (the underlying funds). Columbia Management does not make initial capital investments or invest in underlying funds for the purpose of exercising control. However, since these ownership interests may be significant, in excess of 25%, such that Columbia Management may be deemed to control certain Columbia funds, procedures have been put in place to assure that public shareholders determine the outcome of all actions taken at shareholder meetings. Specifically, Columbia Management (which votes proxies for the seed accounts) and the Boards of Trustees of the affiliated funds-of-funds (which votes proxies for the affiliated funds-of-funds) vote on each proposal in the same proportion as the vote of the direct public shareholders vote; provided, however, that if there are no direct public shareholders of an underlying fund or if direct public shareholders represent only a minority interest in an underlying fund, the Fund may cast votes in accordance with instructions from the independent members of the Board.
Item 30. Indemnification
Article Five of the Bylaws of Registrant provides that Registrant shall indemnify each of its trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) who are not employees or officers of any investment adviser to Registrant or any affiliated person thereof and its chief compliance officer, regardless of whether such person is an employee or officer of any investment adviser to Registrant or any affiliated person thereof, and each of its other trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) (i.e., those who are employees or officers of any investment adviser to Registrant or any affiliated person thereof) (Covered Persons) to the fullest extent authorized by applicable law against all liabilities and expenses in connection with the defense or disposition of any proceeding in which such Covered Person may be or may have been involved or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of any alleged act or omission as a trustee or officer or by reason of his or her being or having been such a Covered Person, all as more fully set forth in the Registrant’s Bylaws, which have been filed as an exhibit to this registration statement.
Section 17(h) of the Investment Company Act of 1940 (1940 Act) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office. In accordance with Section 17(h) of the 1940 Act, no Covered Person is indemnified under the Bylaws against any liability to Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Covered Person’s office.
Pursuant to the Distribution Agreement, Columbia Management Investment Distributors, Inc. agrees to indemnify the Registrant, its officers and trustees against claims, demands, liabilities and expenses under specified circumstances, all as more fully set forth in the Registrant’s Distribution Agreement, which has been filed as an exhibit to the registration statement. The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.
The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any effort, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission (SEC), such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable.

Item 31. Business and Other Connections of the Investment Adviser
To the knowledge of the Registrant, none of the directors or officers of Columbia Management Investment Advisers, LLC (Columbia Management), the Registrant’s investment adviser, or any subadviser to a series of the Registrant, except as set forth below, are or have been, at any time during the Registrant’s past two fiscal years, engaged in any other business, profession, vocation or employment of a substantial nature.
(a)	Columbia Management, a wholly owned subsidiary of Ameriprise Financial, Inc., performs investment advisory services for the Registrant and certain other clients. Information regarding the business of Columbia Management and the directors and principal officers of Columbia Management is also included in the Form ADV filed by Columbia Management with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-25943), which information is incorporated herein by reference. In addition to their position with Columbia Management, certain directors and officers of Columbia Management also hold various positions with, and engage in business for, Ameriprise Financial, Inc. or its other subsidiaries.
(b)	Allspring Global Investments, LLC (formerly known as Wells Capital Management Incorporated), performs investment management services for the Registrant and certain other clients. Information regarding the business of Allspring Global Investments, LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Allspring Global Investments, LLC and is incorporated herein by reference. Information about the business of Allspring Global Investments, LLC and the directors and principal executive officers of Allspring Global Investments, LLC is also included in the Form ADV filed by Allspring Global Investments, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21122), which information is incorporated herein by reference.
(c)	Alpha Simplex Group, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Alpha Simplex Group, LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Alpha Simplex Group, LLC and is incorporated herein by reference. Information about the business of Alpha Simplex Group, LLC and the directors and principal executive officers of Alpha Simplex Group, LLC is also included in the Form ADV filed by Alpha Simplex Group, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-62448), which information is incorporated herein by reference.
(d)	AQR Capital Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of AQR Capital Management, LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by AQR Capital Management, LLC and is incorporated herein by reference. Information about the business of AQR Capital Management, LLC and the directors and principal executive officers of AQR Capital Management, LLC is also included in the Form ADV filed by AQR Capital Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-55543), which information is incorporated herein by reference.
(e)	Arrowstreet Capital, Limited Partnership performs investment management services for the Registrant and certain other clients. Information regarding the business of Arrowstreet Capital, Limited Partnership and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Arrowstreet Capital, Limited Partnership and is incorporated herein by reference. Information about the business of Arrowstreet Capital, Limited Partnership and the directors and principal executive officers of Arrowstreet Capital, Limited Partnership is also included in the Form ADV filed by Arrowstreet Capital, Limited Partnership with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-56633), which information is incorporated herein by reference.
(f)	Baillie Gifford Overseas Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of Baillie Gifford Overseas Limited and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Baillie Gifford Overseas Limited and is incorporated herein by reference. Information about the business of Baillie Gifford Overseas Limited and the directors and principal executive officers of Baillie Gifford Overseas Limited is also included in the Form ADV filed by Baillie Gifford Overseas Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21051), which information is incorporated herein by reference.
(g)	Boston Partners Global Investors, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Boston Partners Global Investors, Inc. and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Boston Partners Global Investors, Inc. and is incorporated herein by reference. Information about the business of Boston Partners Global Investors, Inc. and the directors and principal executive officers of Boston Partners Global Investors, Inc. is also included in the Form ADV filed by Boston Partners Global Investors, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-61786), which information is incorporated herein by reference.

(h)	Causeway Capital Management LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Causeway Capital Management LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Causeway Capital Management LLC and is incorporated herein by reference. Information about the business of Causeway Capital Management LLC and the directors and principal executive officers of Causeway Capital Management LLC is also included in the Form ADV filed by Causeway Capital Management LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60343), which information is incorporated herein by reference.
(i)	Conestoga Capital Advisors, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Conestoga Capital Advisors, LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Conestoga Capital Advisors, LLC and is incorporated herein by reference. Information about the business of Conestoga Capital Advisors, LLC and the directors and principal executive officers of Conestoga Capital Advisors, LLC is also included in the Form ADV filed by Conestoga Capital Advisors, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60133), which information is incorporated herein by reference.
(j)	Crabel Capital Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Crabel Capital Management, LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Crabel Capital Management, LLC and is incorporated herein by reference. Information about the business of Crabel Capital Management, LLC and the directors and principal executive officers of Crabel Capital Management, LLC is also included in the Form ADV filed by Crabel Capital Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-110141), which information is incorporated herein by reference.
(k)	Hotchkis and Wiley Capital Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Hotchkis and Wiley Capital Management, LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Hotchkis and Wiley Capital Management, LLC and is incorporated herein by reference. Information about the business of Hotchkis and Wiley Capital Management, LLC and the directors and principal executive officers of Hotchkis and Wiley Capital Management, LLC is also included in the Form ADV filed by Hotchkis and Wiley Capital Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60512), which information is incorporated herein by reference.
(l)	J.P. Morgan Investment Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of J.P. Morgan Investment Management Inc. and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by J.P. Morgan Investment Management Inc. and is incorporated herein by reference. Information about the business of J.P. Morgan Investment Management Inc. and the directors and principal executive officers of J.P. Morgan Investment Management Inc. is also included in the Form ADV filed by J.P. Morgan Investment Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21011), which information is incorporated herein by reference.
(m)	Loomis, Sayles and Company, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Loomis, Sayles and Company, L.P. and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Loomis, Sayles and Company, L.P. and is incorporated herein by reference. Information about the business of Loomis, Sayles and Company, L.P. and the directors and principal executive officers of Loomis, Sayles and Company, L.P. is also included in the Form ADV filed by Loomis, Sayles and Company, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-170), which information is incorporated herein by reference.
(n)	Los Angeles Capital Management and Equity Research, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Los Angeles Capital Management and Equity Research, Inc. and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Los Angeles Capital Management and Equity Research, Inc. and is incorporated herein by reference. Information about the business of Los Angeles Capital Management and Equity Research, Inc. and the directors and principal executive officers of Los Angeles Capital Management and Equity Research, Inc. is also included in the Form ADV filed by Los Angeles Capital Management and Equity Research, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60934), which information is incorporated herein by reference.
(o)	Manulife Investment Management (US) LLC (formerly known as Manulife Asset Management (US) LLC) performs investment management services for the Registrant and certain other clients. Information regarding the business of Manulife Investment Management (US) LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Manulife Investment Management (US) LLC and is incorporated herein by reference. Information about the business of Manulife Investment Management (US) LLC and the directors and principal executive officers of Manulife Investment Management (US) LLC is also included in the Form ADV filed by Manulife Investment Management (US) LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-42023), which information is incorporated herein by reference.
(p)	PGIM, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of PGIM, Inc. and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by PGIM, Inc. and is incorporated herein by reference. Information about the business of PGIM, Inc. and the directors and principal executive officers of PGIM, Inc. is also included in the Form ADV filed by PGIM, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-22808), which information is incorporated herein by reference.
(q)	PGIM Quantitative Solutions LLC (formerly known as QMA LLC), performs investment management services for the Registrant and certain other clients. Information regarding the business of PGIM Quantitative Solutions LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by PGIM Quantitative Solutions LLC and is incorporated herein by reference. Information about the business of PGIM Quantitative Solutions LLC and the directors and principal executive officers of PGIM Quantitative Solutions LLC is also included in the Form ADV filed by PGIM Quantitative Solutions LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-62692), which information is incorporated herein by reference.
(r)	TCW Investment Management Company LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of TCW Investment Management Company LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by TCW Investment Management Company LLC and is incorporated herein by reference. Information about the business of TCW Investment Management Company LLC and the directors and principal executive officers of TCW Investment Management Company LLC is also included in the Form ADV filed by TCW Investment Management Company LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-29075), which information is incorporated herein by reference.
(s)	Threadneedle International Limited may perform investment management services for the Registrant and certain other clients. Information regarding the business of Threadneedle International Limited and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Threadneedle International Limited and is incorporated herein by reference. Information about the business of Threadneedle International Limited and the directors and principal executive officers of Threadneedle International Limited is also included in the Form ADV filed by Threadneedle International Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-63196), which information is incorporated herein by reference.
(t)	Voya Investment Management Co. LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Voya Investment Management Co. LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Voya Investment Management Co. LLC and is incorporated herein by reference. Information about the business of Voya Investment Management Co. LLC and the directors and principal executive officers of Voya Investment Management Co. LLC is also included in the Form ADV filed by Voya Investment Management Co. LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-9046), which information is incorporated herein by reference.
(u)	Water Island Capital, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Water Island Capital, LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Water Island Capital, LLC and is incorporated herein by reference. Information about the business of Water Island Capital, LLC and the directors and principal executive officers of Water Island Capital, LLC is also included in the Form ADV filed by Water Island Capital, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-57341), which information is incorporated herein by reference.
Item 32. Principal Underwriter
(a)	Columbia Management Investment Distributors, Inc. acts as principal underwriter for the following investment companies, including the Registrant:
Columbia Acorn Trust; Columbia Funds Series Trust; Columbia Funds Series Trust I; Columbia Funds Series Trust II; Columbia Funds Variable Series Trust II; Columbia Funds Variable Insurance Trust and Wanger Advisors Trust.

(b)	As to each director, principal officer or partner of Columbia Management Investment Distributors, Inc.

Name and Principal Business Address*	Position and Offices with Principal Underwriter	Positions and Offices with Registrant
William F. Truscott	Chief Executive Officer and Director	Senior Vice President
Scott E. Couto	President and Director	None
Michael S. Mattox	Chief Financial Officer	None
Michael E. DeFao	Vice President, Chief Legal Officer and Assistant Secretary	Vice President and Assistant Secretary
Stephen O. Buff	Vice President, Chief Compliance Officer	None
James Bumpus	Vice President – National Sales Manager	None
Thomas A. Jones	Vice President and Head of Strategic Relations	None
Gary Rawdon	Vice President – Sales Governance and Administration	None
Leslie A. Walstrom	Global Head of Marketing	None
Daniel J. Beckman	Vice President and Head of North America Product and Director	Board Member, President and Principal Executive Officer
Marc Zeitoun	Chief Operating Officer, North American Distribution	None
Wendy B. Mahling	Secretary	None
Amy L. Hackbarth	Vice President and Assistant Secretary	None
Mark D. Kaplan	Vice President and Assistant Secretary	None
Nancy W. LeDonne	Vice President and Assistant Secretary	None
Ryan C. Larrenaga	Vice President and Assistant Secretary	Senior Vice President, Chief Legal Officer and Secretary
Joseph L. D’Alessandro	Vice President and Assistant Secretary	Assistant Secretary
Christopher O. Petersen	Vice President and Assistant Secretary	Senior Vice President and Assistant Secretary
Shweta J. Jhanji	Vice President and Treasurer	None
Michael Tempesta	Anti-Money Laundering Officer and Identity Theft Prevention Officer	None
Kevin Wasp	Ombudsman	None
Kristin Weisser	Conflicts Officer	None
*	The principal business address of Columbia Management Investment Distributors, Inc. is 290 Congress Street, Boston, MA 02210.
(c)	Not Applicable.
Item 33. Location of Accounts and Records
Persons maintaining physical possession of accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder include:
■	Registrant, 290 Congress Street, Boston, MA, 02210;
■	Registrant’s investment adviser and administrator, Columbia Management Investment Advisers, LLC, 290 Congress Street, Boston, MA, 02210;
■	Registrant’s subadviser, Allspring Global Investments, LLC (formerly known as Wells Capital Management Incorporated), 525 Market Street, San Francisco, CA 94105;
■	Registrant’s subadviser, Alpha Simplex Group, LLC, 200 State Street, Boston MA 02109;
■	Registrant’s subadviser, Arrowstreet Capital, Limited Partnership, 200 Clarendon Street, 30th Floor, Boston, MA 02116;
■	Registrant’s subadviser, AQR Capital Management, LLC, Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830;
■	Registrant’s subadviser, Baillie Gifford Overseas Limited, Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, United Kingdom;
■	Registrant’s subadviser, Boston Partners Global Investors, Inc., 1 Beacon Street, 30th Floor, Boston, MA 02108;
■	Registrant’s subadviser, Causeway Capital Management LLC, 11111 Santa Monica Blvd., 15th Floor, Los Angeles, CA 90025;
■	Registrant’s subadviser, Conestoga Capital Advisors, LLC, 550 East Swedesford Road, Suite 120, Wayne, PA 19087;
■	Registrant’s subadviser, Crabel Capital Management, LLC, 10250 Constellation Blvd. Suite 2650, Los Angeles, CA 90067;
■	Registrant’s subadviser, Hotchkis and Wiley Capital Management, LLC, 601 South Figueroa Street, Los Angeles, CA 90017;
■	Registrant’s subadviser, J.P. Morgan Investment Management Inc., 383 Madison Avenue, New York, NY 10179;

■	Registrant’s subadviser, Loomis, Sayles and Company, L.P., One Financial Center, Boston, MA 02111;
■	Registrant’s subadviser, Los Angeles Capital Management LLC, 1150 Santa Monica Blvd., Suite 200, Los Angeles, CA 90025;
■	Registrant’s subadviser, Manulife Investment Management (US) LLC, 197 Clarendon St # 4, Boston, MA 02116;
■	Registrant’s subadviser, PGIM, Inc./Prudential Financial, Inc., 655 Broad Street, Newark, NJ 07102;
■	Registrant’s subadviser, PGIM Quantitative Solutions LLC (formerly known as QMA LLC), Gateway Center Two, Newark, NJ 07102;
■	Registrant’s subadviser, TCW Investment Management Company LLC, 865 South Figueroa Street, Suite 1800, Los Angeles, CA 90017;
■	Registrant’s subadviser, Threadneedle International Limited, Cannon Place, 78 Cannon Street, London EC4N 6AG, United Kingdom;
■	Registrant’s subadviser, Voya Investment Management Co. LLC, 230 Park Avenue, New York, NY 10169;
■	Registrant’s subadviser, Water Island Capital, LLC, 41 Madison Avenue, 42nd floor, New York, NY 10010;
■	Registrant’s former provider of advisory service as delegated by former subadviser, DGHM, Real Estate Management Services Group, LLC, 1100 Fifth Avenue South, Suite 305, Naples, FL 34102;
■	Registrant’s former subadviser, BMO Asset Management Corp., 115 South LaSalle Street, 11th Floor, Chicago, IL 60603;
■	Registrant’s former subadviser, Dalton, Greiner, Hartman, Maher & Co., 565 Fifth Avenue, Suite 2101, New York, NY 10017;
■	Registrant’s former subadviser, EAM Investors, LLC, 2533 South Coast Highway 101, Suite 240, Cardiff-by-the-Sea, CA 92007;
■	Registrant’s former subadviser, Eaton Vance Management, Two International Place, Boston, MA 02110;
■	Registrant’s former subadviser, Federated Investment Management Company, Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779;
■	Registrant’s former subadviser, Wasatch Advisors Inc, 505 Wakara Way, 3rd Floor, Salt Lake City, UT 84108;
■	Registrant’s principal underwriter, Columbia Management Investment Distributors, Inc., 290 Congress Street, Boston, MA, 02210;
■	Registrant’s transfer agent, Columbia Management Investment Services Corp., 290 Congress Street, Boston, MA, 02210;
■	Registrant’s sub-transfer agent, DST Asset Manager Solutions, Inc., 2000 Crown Colony Dr., Quincy, MA 02169;
■	Registrant’s custodian, JP Morgan Chase Bank, N.A., 1 Chase Manhattan Plaza 19th Floor, New York, NY 10005; and
■	Registrant’s former custodian, State Street Bank and Trust Company, State Street Financial Center, One Lincoln Street, Boston, MA 02111.
In addition, Iron Mountain Records Management is an off-site storage facility housing historical records that are no longer required to be maintained on-site. Records stored at this facility include various trading and accounting records, as well as other miscellaneous records. The address for Iron Mountain Records Management is 920 & 950 Apollo Road, Eagan, MN 55121.
Certain information on the above-referenced physical possession of accounts, books and other documents is also included in the Registrant’s filings on Form N-CEN filed with the Securities and Exchange Commission on January 13, 2021, March 12, 2021, June 11, 2021, July 13, 2021, August 12, 2021, October 12, 2021 and November 10, 2021, with respect to Funds with fiscal years ended, October 31, 2020, December 31, 2020, March 31, 2021, April 30, 2021, May 31, 2021, July 31, 2021 and August 31, 2021, respectively.
Item 34. Management Services
Not Applicable.
Item 35. Undertakings
Not Applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, COLUMBIA FUNDS SERIES TRUST I, has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston, and the Commonwealth of Massachusetts on the 12th day of January, 2022.
COLUMBIA FUNDS SERIES TRUST I
By:	/s/ Daniel J. Beckman
Daniel J. Beckman Trustee and President
Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 12th day of January, 2022.
Signature	Capacity	Signature	Capacity
/s/ Daniel J. Beckman	Trustee and President (Principal Executive Officer)	/s/ J. Kevin Connaughton*	Trustee
Daniel J. Beckman		J. Kevin Connaughton
/s/ Michael G. Clarke*	Chief Financial Officer, Principal Financial Officer and Senior Vice President	/s/ Olive M. Darragh*	Trustee
Michael G. Clarke		Olive M. Darragh
/s/ Joseph Beranek*	Treasurer, Chief Accounting Officer (Principal Accounting Officer) and Principal Financial Officer	/s/ Patricia M. Flynn*	Trustee
Joseph Beranek		Patricia M. Flynn
/s/ Catherine James Paglia*	Co-Chair of the Board	/s/ Brian J. Gallagher*	Trustee
Catherine James Paglia		Brian J. Gallagher
/s/ Douglas A. Hacker*	Co-Chair of the Board	/s/ Nancy T. Lukitsh*	Trustee
Douglas A. Hacker		Nancy T. Lukitsh
/s/ George S. Batejan*	Trustee	/s/ David M. Moffett*	Trustee
George S. Batejan		David M. Moffett
/s/ Kathleen A. Blatz*	Trustee	/s/ Minor M. Shaw*	Trustee
Kathleen A. Blatz		Minor M. Shaw
/s/ Pamela G. Carlton*	Trustee	/s/ Natalie A. Trunow*	Trustee
Pamela G. Carlton		Natalie A. Trunow
/s/ Janet Langford Carrig*	Trustee	/s/ Sandra Yeager*	Trustee
Janet Langford Carrig		Sandra Yeager

*	By: Name:	/s/ Joseph D’Alessandro
Joseph D’Alessandro** Attorney-in-fact
**	Executed by Joseph D’Alessandro on behalf of Michael G. Clarke pursuant to a Power of Attorney, dated February 1, 2021, and incorporated by reference to Post-Effective Amendment No. 384 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(3)), filed with the Commission on February 25, 2021, on behalf of Joseph Beranek pursuant to a Power of Attorney, dated January 3, 2020, and incorporated by reference to Post-Effective Amendment No. 371 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(4)), filed with the Commission on January 10, 2020 and on behalf of each of the Trustees pursuant to a Trustees Power of Attorney, dated January 1, 2021, and incorporated by reference to Post-Effective Amendment No. 384 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(1)), filed with the Commission on February 25, 2021.

Exhibit Index
Exhibits Related to Item 28 of Part C
(d)(22)	Subadvisory Agreement dated September 16, 2021, between Columbia Management Investment Advisers, LLC and Crabel Capital Management, LLC, on behalf of Multi-Manager Alternative Strategies Fund
(d)(22)(i)	Addendum, dated September 16, 2021, to the Subadvisory Agreement dated September 16, 2021, between Columbia Management Investment Advisers, LLC and Crabel Capital Management, LLC with respect to ASMF Offshore Fund, Ltd
(p)(21)	Code of Ethics of Crabel Capital Management, LLC, effective April 2019